UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2021

A-MARK PRECIOUS METALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36347	11-2464169
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2121 Rosecrans Avenue Suite 6300 El Segundo, CA		90245
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (310) 587-1477

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	AMRK	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement

Stock Purchase Agreement.

On February 8, 2021, A-Mark Precious Metals, Inc., a Delaware corporation (the “Company”), entered into a Stock Purchase Agreement (the “Purchase Agreement”) with the other stockholders (each, a “Selling Stockholder” and collectively, the “Selling Stockholders”) of JM Bullion, Inc. a Delaware corporation (“JMB”) for the acquisition of the 79.47% interest in JMB that is not currently owned by the Company.  JMB is an e-commerce retailer of gold, silver, copper, platinum and palladium products.  The purchase price is approximately $138.3 million, consisting of $103.7 million in cash and $34.6 million in common stock of the Company, valued at $28.96 per share, which represents the volume-weighted average trading price of the Company’s common stock for the 30 consecutive trading days immediately preceding the date of the Purchase Agreement. The cash portion of the purchase price will be reduced by an amount equal to 20.53% (which is the Company’s percentage ownership interest in JMB) of the amount of a cash redemption to be made by JMB to its stockholders, other than the Company, prior to the acquisition.  (See “Certain Other Agreements—Redemption Agreement,” below.)  In addition, the common stock portion of the purchase price will be reduced such that no single stockholder of JMB will own more than 4.8% of the Company’s common stock immediately following the acquisition. If the common stock consideration of a Selling Stockholder is reduced, the cash consideration payable to such Selling Stockholder will be increased by an amount equal to 65% of the value of the decrease in the common stock consideration.  The acquisition is subject to customary closing conditions, including, among others, the expiration or early termination of the waiting period under the Hart-Scott-Rodino Act of 1976.  While the Purchase Agreement refers to a public offering of equity as a means to finance the cash portion of the purchase price, the Company intends to raise the funds through any available means, including a public or private offering of equity or convertible debt.  The Company’s decision on the type of offering will be made based on investor interest, pricing and other market factors.

The Purchase Agreement includes customary representations and warranties of the parties, and customary covenants of the Selling Stockholders, including customary covenants restricting the operation of the business of JMB and its subsidiaries prior to the closing without the consent of the Company and customary provisions regarding the non-solicitation of an alternative transaction.

The Purchase Agreement provides that $4,205,300 of the cash portion of the purchase price will be placed in escrow to satisfy indemnification obligations of the Selling Stockholders, other than in respect of certain identified tax matters, and $794,700 will be placed in escrow to satisfy the indemnification obligations of the Selling Stockholders in respect of certain identified tax matters.  Other than with respect to the breach of certain fundamental representations and fraud, willful misconduct or willful concealment, the Company’s recourse for the breach by the Selling Stockholders of their representations and warranties in the Purchase Agreement will be limited to $5,000,000.

The Purchase Agreement contains certain termination rights for the parties, including termination by either party if the closing has not occurred on or before June 7, 2021, unless the failure of the party seeking to terminate the Purchase Agreement to fulfill any obligation is the cause of the failure of the closing to occur by such date. In certain specified events of termination, the Company will be required to pay a $1.2 million termination fee to the Selling Stockholders.

The foregoing summary of the principal terms of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full copy of the Purchase Agreement filed as Exhibit 2.1 hereto and incorporated herein by reference. This summary and the copy of the Purchase Agreement are intended to provide information regarding the terms of the Purchase Agreement and are not intended to modify or supplement any factual disclosures about the Company in public reports filed with the Securities and Exchange Commission (the “SEC”). In particular, the Purchase Agreement and this summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to any party to the Purchase Agreement. The Purchase Agreement includes representations, warranties and covenants of the Company and the Selling Stockholders made solely for the benefit of the parties to the Purchase Agreement. The assertions embodied in those representations and warranties were made solely for purposes of the Purchase Agreement and may be subject to important qualifications and limitations agreed to by the parties to the Purchase Agreement in connection with the negotiated terms. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to the Company’s filings with the SEC or may have been used for purposes of allocating risk among the parties to the Purchase Agreement rather than establishing matters as facts. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts of the parties to the Purchase Agreement.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy any shares of common stock of the Company. Any offer will be made only by means of a prospectus supplement and accompanying prospectus forming a part of an effective registration statement of the Company.

Certain Other Agreements

Under the terms of the Purchase Agreement, upon the closing of the JMB acquisition, the Company or JMB will enter into certain other agreements.  Forms of these agreements are attached as exhibits to the Purchase Agreement, and the following descriptions of certain of these agreements are qualified by reference to the corresponding exhibits to the Purchase Agreement.

Michael Wittmeyer Employment Agreement

Michael R. Wittmeyer, the chief executive officer of JMB, will enter into a new employment agreement with JMB pursuant to which he will continue to serve as its chief executive officer through June 30, 2024.  Under the terms of the employment agreement, Mr. Wittmeyer will be nominated to serve as a member of the Company’s Board of Directors for so long as he continues to service under the employment agreement or holds at least 75% of the common stock he receives in the JMB acquisition.  Immediately following the closing of the acquisition, Mr. Wittmeyer will be granted non-qualified stock options to acquire 60,000 shares of the Company’s common stock, which will vest on June 30, 2024 and will have a term of 10 years from date of grant.

Lock-Up Agreements

Each Selling Stockholder will enter into a lock-up agreement with the Company with respect to the shares of common stock of the Company received in the JMB acquisition by such Selling Stockholder. The lock-up agreements will provide that, subject to certain limited and customary exceptions, the Selling Stockholder may not sell or transfer any such shares for 270 days following the closing of the JMB acquisition.

Registration Rights Agreement

The Company will enter into a registration rights agreement with certain of the Selling Stockholders, pursuant to which the Company will agree to file a registration statement with the SEC, registering for resale the shares of common stock of the Company to be received in the JMB acquisition by these Selling Stockholders, no later than 60 days prior to the expiration of the transfer restrictions under the lock-up agreements.  The Company will agree to use commercially reasonable efforts to cause the registration statement to become effective as soon as practicable following the expiration of the transfer restrictions, and to keep the registration statement continuously effective until all shares registered under the registration statement have been sold or are otherwise able to be sold pursuant to Rule 144.

Redemption Agreement

The Selling Stockholders and JMB will enter into a redemption agreement, pursuant to which JMB will agree to pay a cash dividend to the Selling Stockholders immediately prior to the closing of the JMB acquisition in partial redemption of their shares in JMB.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Upon the closing of the JMB acquisition referred to in Item 1.01, Mr. Wittmeyer and Kendell J. Saville, a significant current stockholder of JMB, will be appointed to the Company’s Board of Directors.

Item 9.01. Exhibits

(d) Exhibits:

Exhibit	Description
2.1

Stock Purchase Agreement, dated as of February 8, 2021, by and among A-Mark Precious Metals, Inc., the other stockholders of JM Bullion, Inc. signatory thereto, and Michael R. Wittmeyer, an individual, in his capacity as the Representative.

99.1	Press Release of A-Mark Precious Metals, Inc., dated February 9, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 11, 2021

A-MARK PRECIOUS METALS, INC.

By:	/s/ Carol Meltzer
Name:	Carol Meltzer
Title:	General Counsel and Secretary